UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Oct. 2, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In January 2015, Northern States Power Company, a Minnesota corporation (NSP-Minnesota), and a wholly owned subsidiary of Xcel Energy Inc., filed its 2016-2030 Integrated Resource Plan (the Plan) with the Minnesota Public Utilities Commission (MPUC). In March 2015, NSP-Minnesota supplemented the Plan to reflect the resource additions that resulted from its Competitive Resource Acquisition Process to meet an identified resource need in the 2018-2020 time-frame. In July 2015, the Department of Commerce filed comments on the Plan recommending that one of the Sherco units at NSP-Minnesota's Sherburne County Generating Plant in Becker, Minn. be retired in 2025, or alternatively, as early as 2020.

On Oct. 2, 2015, NSP-Minnesota filed reply comments with the MPUC and revised the Plan. The revised proposal addressed comments previously received from stakeholders as well as the final Clean Power Plan (CPP) recently issued by the Environmental Protection Agency. The Plan is based on four primary elements (1) accelerate the transition from coal energy to renewables, (2) preserve regional system reliability, (3) pursue energy efficiency gains and grid modernization, and (4) ensure customer benefits. The provisions included in the Plan would allow for a 60 percent reduction in carbon emissions from 2005 levels by 2030 and will result in 63 percent of NSP System energy being carbon-free by 2030. Specific terms of the proposal include:

•	The addition of 800 megawatts (MW) of wind and 400 MW of utility scale solar to the pre-2020 time-frame;

•	Renewable additions previously announced over the 2016-2030 time-frame remain unchanged at 1800 MW wind and 1400 MW utility scale solar(a);

•	Sherco Unit 2 ceasing coal operations in 2023 and Sherco Unit 1 ceasing coal operations in 2026;

•	The addition of a 230 MW (approximate capacity, actual size to be determined) combustion turbine in North Dakota by 2025;

•
Replacement of Sherco generation with a 780 MW (approximate capacity, actual size to be determined) combined cycle unit at the Sherco site no later than 2026; and Operation of the Monticello and Prairie Island nuclear plants through their current license periods in the early 2030's.

(a) Addition of 1,800 MW of wind would bring our total wind power on the NSP System to over 3,600 MW and the addition of 1,400 MW of utility scale and additional planned solar (i.e., small scale and previously approved large projects) would bring our total solar resources on the NSP
System to approximately 2,400 MW.

We believe this will provide substantial opportunities for the ownership of replacement and renewable generation.

NSP-Minnesota has also proposed the following:

•
In conjunction with MPUC Staff, establish a procedural schedule to incrementally supplement the record and submit our revised proposal with a more detailed analysis and the results of our Transmission Reliability Study by Jan. 29, 2016;

•	Collaborate with parties, obtain valuable feedback, and identify potential areas of concern;

•
Schedule additional stakeholder outreach meetings, including those with the Minnesota Pollution Control Agency, to accommodate the CPP State Plan and address the scope of our nuclear study and conservation potential and the associated financial incentives; and

•	Develop a Metro Emissions Reduction Project-type proposal that we will be prepared to bring forward in the spring of 2016.

The Plan is currently being reviewed by the MPUC.

Except for the historical statements contained in this 8-K, the matters discussed herein, including statements regarding the NSP-Minnesota resource plan, expected carbon emissions, future investment and ownership opportunities and impact on customers, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy's and NSP-Minnesota’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 and June 30, 2015 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; trade, fiscal, taxation and environmental policies; customer business conditions; actions of credit rating agencies; competitive factors; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; and actions by regulatory bodies impacting our nuclear operations, including those affecting costs, operations or the approval of requests pending before the Nuclear Regulatory Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oct. 5, 2015	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President and Chief Financial Officer